Exhibit 99.2

Complete Solaria Combination with Freedom Acquisition I Corp.

October 3, 2022

Operator

Good morning, and welcome to the investor conference call in connection with the announced business combination between Complete Solaria and Freedom Acquisition I Corp.

I want to remind everyone that this call may contain forward-looking statements including, but not limited to, Complete Solaria and Freedom Acquisition I Corp.’s expectations or predictions on financial and business performance and conditions, expectations, or assumptions in consummating the business combination between the parties, and product development and performance.

This also includes, but is not limited to, the timing of development milestones, competitive and industry outlook, and the timing and completion of the business combination. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions and are not a guarantee of performance. I encourage you to read the press release issued today and Freedom Acquisition I Corp.’s materials that will be filed with the SEC, which will include a copy of the investor presentation for a discussion of the risks that can affect the business combination, Complete Solaria’s business, and the business of the combined company after completion of the proposed business combination.

Freedom Acquisition I Corp. and Complete Solaria are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

I will now turn the call over to Tidjane Thiam, Executive Chairman of Freedom Acquisition I Corp. Please go ahead, sir.

Tidjane Thiam

It is a pleasure to be here, and thanks to everyone for joining us today.

I am Tidjane Thiam, Executive Chairman of Freedom Acquisition I Corp.

I am thrilled to be able to announce today that Complete Solaria, which will be the result of the merger of Complete Solar and The Solaria Corporation and a leading player in the U.S. solar market, is merging with Freedom Acquisition I Corp.

When we established Freedom, we told investors we would be looking for a ‘gem’, i.e. an outstanding investment opportunity. We were looking for a company with the following features:

●	capitalizing on a secular growth opportunity in the real economy;

●	an excellent management team; and

●	attractive economics and returns.

Freedom Acquisition I Corp. raised $345m in its initial public offering and it currently trades on the New York Stock Exchange under the symbol ‘FACT’. When we established Freedom, we deliberately focused on raising capital from successful entrepreneurs and family offices, looking for a long-term growth story where we as sponsors of the SPAC would be able to leverage our experience to allow our target company to scale and grow profitably.

We believe that Complete Solaria is exactly what we and our investors were looking for:

●	the US Solar market is expected to grow very strongly;

●	Will Anderson and his team have demonstrated excellent execution capabilities; and

●	operating leverage will generate strong returns as the company scales up in the US market and beyond.

To provide a transaction overview, Complete Solaria is expected to combine with Freedom Acquisition I Corp., to create a publicly listed, industry leading residential solar company, delivering end to end solar solutions, world-class customer service, aesthetically beautiful, high-performance solar panels, as well as project financing, design and software solutions.

Complete Solaria’s pro forma enterprise value is estimated to be approximately $553 million. This represents a 1.9x EV to 2023 Revenue multiple. All Complete Solaria shareholders are expected to roll over 100% of their equity. In addition to the approximate $346 million-dollars of cash-in-trust, $7 million from certain investors including T.J. Rodgers, Tidjane Thiam, Edward Zeng and Adam Gishen who have subscribed to purchase convertible notes from Complete Solar, and up to $23 million from additional investments in Complete Solaria prior to the consummation of the proposed business combination. The transaction is expected to close in the first half of 2023.

With that, I will turn the call over to Will Anderson, who is currently the CEO of Complete Solar and will be the CEO of Complete Solaria.

Will Anderson

Thanks, Tidjane, and hello everyone – thank you for joining us today.

With great excitement, I'm pleased to announce that, after the consummation of the merger between Complete Solar and The Solaria Corporation, Complete Solaria will be going public by way of a SPAC merger with Freedom Acquisition I Corp. We believe we absolutely found the right partner to help us deliver on our goals. As Tidjane mentioned, this merger will raise significant capital that will enable us to execute our vision to supply the solar industry with the best solar products and services, provide the highest quality experience to home and business owners, and dramatically expand the market for solar.

We are excited to be partnering with Tidjane and the Freedom team. Tidjane brings a wealth of experience, including previously serving as CEO of Credit Suisse and Prudential, and we look forward to him serving on the Board of Directors of Complete Solaria, following the completion of the merger. In addition to Tidjane, Complete Solaria will benefit from the experience of Adam Gishen, the current CEO of Freedom, who will serve on the Board of Directors of Complete Solaria. The deal will also benefit from the strong leadership of T.J. Rodgers who will transition from Solaria’s to Complete Solaria’s Board. T.J. was founder and former CEO of Cypress Semiconductor and previous Chairman of the Board of SunPower. He was instrumental in the turnaround of Enphase and continues to serve on its Board.

Complete Solaria will be born out of the recently announced merger between two established, solar companies, Complete Solar and The Solaria Corporation. We believe the combination of these two companies will create significant synergies and value through formation of growth opportunities, increased geographic reach and scale, and expanded product and service offerings, and the ability to bundle products and services, which will contribute to improved customer experience and increased sales.

Complete Solar brought to this marriage an established platform, which delivers end to end solar solutions to customers through unique sales channels. The company has an established reputation for providing world-class customer service and fulfillment to homeowners, via an asset light model which utilizes local installation companies to provide construction services.

The Solaria Corp. is an established industry leader which produces aesthetically beautiful, high-performance solar panels, which are sold across the United States and in Europe utilizing the Pro Partners network. Pro Partners are solar installers who have purchased the company’s solar panels, which are then sold to end customers. Pro Partners is an established brand, and is known throughout the industry for installation of high-performance products, supported by top quartile customer service and support.

As a merged company, Complete Solaria will deliver not only the best solar panels via Pro Partners, but will offer the software, services and tools that have historically made Complete Solar successful. Leveraging Pro Partners, we will expand our traditional business models, providing end to end service across the United States. We look forward to being able to address the needs of the solar market in ways the industry has not been able to so far.

It seems that every discussion about solar, tends to begin with the enormous market potential that the technology holds and the positive impact mass implementation can have in improving our lives. Solar is growing at a very rapid rate; in fact, doubling approximately every four years, and the US and Europe are leading the way. There are many things that are driving this growth, including our societies desire to support the energy transition, and a great deal of policy changes and governmental support. For example, the Inflation Reduction Act recently passed in the US is a major driver of future opportunity for the solar industry by incorporating tax incentives and expanding the visibility of solar. The war in the Ukraine has inspired the European Union to mobilize their solar resources much more rapidly, and of course, worldwide efforts to mitigate climate change are increasing.

We believe solar is the foundational energy resource of the future. But while the US residential solar market is growing very fast, it is still largely untapped. There are 3.4 million homes in the US utilizing solar as a power source today, which represents an investment of nearly $100 billion. However, as large as that is, it only represents a 3.9% market penetration rate of the 88 million homes in the US which are able to utilize solar. Many customers have yet to actually purchase solar products, and we are still at the beginning of the transition to solar across America.

Certain analysts predict annual solar growth of approximately 11% to 14% per year, for the next decade. While this is very strong growth, it would only result in 16 million solar homes in the US by 2032 which is still well under 20% market penetration, - in a decade. This not adequate given society’s aspirations for an energy transition and the implementation of clean technologies in order to combat climate change.

Many states like California and Hawaii, have set goals of utilizing 100% renewable energy by 2045. There are many polls and surveys that show consumers widely expect to go solar. A Forbes survey in September 2022, showed that over two thirds of consumers expect to have solar on their homes in the near future. And over 80% of participants believe installing solar will increase the value to their home. Customer interest does not seem to be a barrier to adoption.

So why is the market not growing even faster than what we've observed so far? Why do current estimates not anticipate a larger market penetration to transpire in the next decade? We believe there are several drivers.

The economics of solar implementation is not a barrier to adoption. Generating power from solar is less expensive for the vast majority of consumers compared to purchasing from utility companies. Over the past several decades, electricity rates have become increasingly expensive, which is a trend that is expected to continue due to grid instability, aging infrastructure, and the increased prevalence of severe weather events.

When averaging the cost of solar over its useful life, a property owner's cost to purchase a kilowatt hour from their local utility can be anywhere from 10% to 75% more expensive than the cost of power generated from a solar system installed on their roof. And if you fold in the potential savings to solar customers who also switch to electric vehicles and fully electric appliances, the savings to those customers multiply.

Unfortunately, while perhaps the most compelling reason, somehow as an industry, we have failed to communicate this to the market effectively. If we had, we would have much greater penetration rate.

In addition to failings in communicating the cost savings, we are able to identify other barriers to adoption. First, most solar products have not been visually appealing, nor have they been as efficient as customers would expect. Second, the manner in which companies have attempted to sell to customers, has felt pushy and uninformative, with the public feeling pressured to invest and make hasty decisions based on what has felt like inadequate information. And finally, the customer experience has been fraught with long wait times, poor communication, and generally just a lot of bad fulfillment.

Complete Solaria will address these challenges to provide a superior customer experience. We expect that, when consummated, the merger between Complete Solar and Solaria will bring the best in class products together with superior sales processes, system fulfillment, and top-rated customer service experiences, and that this differentiated offering will attract more customers into the market.

In addition, Complete Solaria’s business model involves engaging local companies which are already involved in selling home services to customers, who have already established a high degree of trust, and have a track record of delivering quality products to homeowners. We seek to leverage these relationships, allowing local companies to extend their product offerings to include solar. This creates a more productive customer engagement, enabling clearer communication and education of potential buyers. Additionally, Complete Solaria will be able to manage the entire installation process through its digital platform, which ensures a better customer experience, with efficient, rapid fulfillment.

I’ll now turn it over to Tony Alvarez to discuss Complete Solaria further. Tony is the CEO of Solaria and upon completion of the merger between Complete Solar and Solaria, will be the President of Complete Solaria.

Tony Alvarez

Thanks, Will.

As Will mentioned earlier, the industry norm has been to present solar panels as undifferentiated products and they have not necessarily been aesthetically pleasing to the consumer. However, the modules that Complete Solaria will offer, made with our patent protected proprietary technology, have an established reputation for their sleek, beautiful appearance. With no visible circuitry our panels have a beautiful, sleek appearance. Our panels while attractive, are also extremely efficient, achieving ultra-high output power which makes them a perfect match for residential and small commercial solar installations.

Complete Solaria seeks to change the status quo of the solar industry sales process. We enable anyone to sell solar by providing all the necessary tools, including software and financing, which will promote a better sales experience, and deliver clearer information to the homeowner and to salesperson. This is accomplished by creating diverse, customer-friendly reseller channels to sell our systems. These may include for example, partnerships with corporations, real estate agents and home services companies.

Once a customer has signed up, Complete Solaria will guide them through the entire installation process, ensuring a smooth and rapid fulfillment process which provides the homeowner superior quality experience.

We are seeking to create a new standard for the industry. Complete Solaria will integrate both hardware products and downstream services, to create a superior end-to-end consumer experience through its digital platform.

The formation of Complete Solaria will enable the expansion of the company’s product and service offerings to all 50 U.S. states and Europe. Complete Solaria will be led by a world class management team with extensive backgrounds in both solar, residential solar, as well as manufacturing processes. The Complete Solaria team will be led by Will Anderson as CEO. Will is Co-Founder and Chairman of Complete Solar and previously served as CEO of Risk Allocation Systems. I will be serving as President of Complete Solaria, having served as CEO and Director at Solaria. We will be joined by Albert Luu who will be our CFO and previously served as Chief Financial Officer of Complete Solar and Swell Energy.

We are excited about the formation of Complete Solaria and our business combination with Freedom Acquisition I Corp. This will give Complete Solaria the critical mass to further grow our U.S. and European operations, as we execute our end-to-end residential and small commercial solar business model.

I'll now turn it over to Albert Luu, who will serve as the Chief Financial Officer of Complete Solaria, who can discuss our financial performance and forecasts.

Albert Luu

Complete Solaria will be the combination of two well-established companies, with a combined track record of revenue growth and success, which boasts a strong, clear path to future growth sourced from our existing business.

In 2020 Complete Solaria would have generated $80 million of pro-forma combined revenues, which is projected to increase to over $120 million in 2022. We expect this to more than double to approximately $285 million in 2023, a rate of growth which is greater than industry forecasts. And it is worth noting that during this period, despite this rapid growth, our gross margin estimates are anticipated to remain in-line with industry averages.

Because we utilize an asset light model, leveraging and incorporating partnerships from across the value chain, including within manufacturing, sales and installation, it is important to note that, as a result, Complete Solaria will have low capital expenditure needs relative to its peers and the industry. Therefore, as we continue to scale and grow in the coming quarters and years, our capital intensity is much lower than the rest of the industry. This advantage will allow us to competitively scale and increase revenues versus industry peers. In fact, Complete Solaria’s asset light model, growth and synergy capture supports our expectation of being able to achieve breakeven EBITDA during 2023.

Complete Solaria will combine the benefits of typical upstream companies such as manufacturers, with the services and delivery of downstream companies such as Sunrun, Sunnova or SunPower. Our business model is to not execute all of those functions in house, but instead leverage a combination of ownership of some of the parts and partnering and coordination of others.

To provide one last overview, Complete Solaria, on the upstream side, will conduct all of its product design; in addition, it will hold all of the patents and conduct its own technology development. But we utilize an asset light contract manufacturing model that will allow Complete Solaria to then utilize manufacturers, who are already at scale, to produce our high-quality products at a lower cost. And we also expect to utilize existing distribution networks to help us manage our supply chain and deliver our product throughout the market. We expect to be able to ensure quality control, while producing our products are competitive costs.

On the downstream side, for services, Complete Solaria will utilize thousands of local companies that are well suited and familiar with their regions, to sell for us, ensuring that we provide them with the systems and tools needed to represent our company effectively.

Complete Solaria will manage all software development in-house, as well as all of the engineering, the design and the procurement of the systems. In this manner, we will enable a network of installation companies across the country to deliver products in a successful way to the homeowner.

Lastly, Complete Solaria will also aggregate financing from many sources to deliver the lowest costs to the homeowner, and then ultimately manage the instillation and communication processes. We will be the only end to end company that provides both upstream and downstream services.

For further information on Complete Solaria, I encourage you to review our investor presentation in more detail, along with the other transaction-related materials when they are available.

I will turn the call back over to Will for closing remarks.

Will Anderson

Thanks, Albert.

We expect Complete Solaria to be well positioned to be a leader within in the expanding U.S. and European solar markets. This business combination will ensure Complete Solaria is able to achieve its objectives to supply the solar industry with the best solar products and services, while delivering the highest quality end to end experience to home and business owners.

Thank you for your interest in Complete Solaria. We look forward to keeping you informed of our progress over the coming quarters and years. Have a great day.

Operator

That concludes today’s conference call. Thank you for joining. You may now disconnect.